EXHIBIT 21.1

LIST OF SUBSIDIARIES OF HURON CONSULTING GROUP INC.

Certain subsidiaries are omitted from this exhibit because, when considered individually or in the aggregate, they would not constitute a significant subsidiary, as defined in Regulation S-X, Rule 1-02(w).

Name	Jurisdiction of Organization

Huron Consulting Group Holdings LLC	Delaware

Huron (UK) Limited	United Kingdom

Huron Consulting Services LLC	Delaware

Wellspring Management Services LLC (formerly Speltz & Weis LLC)	New Hampshire

Aaxis Technologies, Inc.	Virginia

FAB Advisory Services, LLC	Illinois